SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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H. J. Heinz Company

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      The following letters were sent to H. J. Heinz Company shareholders. Heinz has not received the consent of the authors or the publications to use the quotes included in this filing as proxy soliciting material.

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CtW Investment Group

	1900 L Street NW, Suite 900	330 W. 42nd Street, Suite 900
	Washington, DC 20036	New York, NY 10036
	(202) 721-0660	(212) 290-0305

August 3, 2006

Dear Fellow Heinz Shareholder:

H. J. Heinz Company shareholders will have the responsibility to decide between competing slates of director nominees at the company’s shareholder meeting on August 16, 2006. After an extensive due diligence process and review of the facts, I write on behalf of the CtW Investment Group to urge you to vote your WHITE proxy card in favor of the 12 Heinz nominees, and against the five directors nominated by the Trian Group.

The CtW Investment Group works with benefit funds sponsored by unions affiliated with Change to Win, an alliance of seven unions representing 6 million workers. These funds have over $180 billion in assets and are substantial long-term Heinz shareholders. On July 20th we hosted a forum to which we invited pension funds, investment managers, and proxy voters to meet separately with members of both slates. Since our July 20th investor forum, we have continued our dialogue with the Heinz board regarding their director recruitment effort and also have spoken with Trian nominee Michael Weinstein, who has marketing experience in the branded beverage industry and was not present at our forum.

We appreciate the efforts the Trian group has made to raise serious concerns regarding Heinz’s past performance and the ability of its current management team to implement the changes needed to deliver shareholder value in the future. Trian’s trenchant critique of Heinz has clearly focused Heinz management on improving our company’s governance and performance, and has therefore already benefited shareholders. But to win our support, Trian would need to do more than critique the incumbents: they would need to persuade us that their plan and their nominees would better serve long-term shareholders than would the incumbents.

In our view, the Trian nominees failed to demonstrate that they are better qualified to build shareholder value. They have neither put forward a credible business plan to create long-term value nor demonstrated a commitment to corporate governance practices that will protect the interests of all shareholders. In short, while we believe the Heinz board would benefit from additional independent directors, the Trian nominees are the wrong choice.

We base our decision on the following:

Trian’s plan to increase Heinz’s already high leverage to fund dividends and share buybacks will increase risk, jeopardize its investment grade debt ratings and limit its ability to upgrade its capital base.

•	S&P recently cut its ratings on Heinz debt and said it may cut them again, citing management’s new and more aggressive debt policies, policies that are far less aggressive than Trian now proposes. S&P further warned that “A successful election of [the Trian nominees] would likely further strain financial policy.”

•	In a recent report to clients, Credit Suisse noted that “Heinz’s capital expenditures have been close to half that of the industry averages and may at some point require higher reinvestment.” Ironically, one of Trian’s central critiques of Heinz management has been that Heinz has failed to reinvest in its business, but taking on further debt to finance short term payouts to shareholders can only make long-term reinvestment more difficult.

We share the consensus view among independent analysts that Trian’s business plan, which calls for aggressive cost reductions, is unrealistic. Like many of these analysts, we are further concerned that Trian’s proposed cuts would harm Heinz’s sales and earnings.

•	Credit Suisse believes “Trian’s promises are not achievable” and its “extremely aggressive targets may ultimately only lead to a greater level of disappointment for investors.” Deutsche Bank questions “the magnitude of various assumptions” in the Trian plan.

•	JP Morgan cautions that Heinz’s SG&A to sales ratio “is within the industry average, and hefty cut backs could put it at risk in an environment where others do not make the same move.” Similarly, Prudential Equity Group “question[s] the ability of Mr. Peltz to cut trade promotions without seeing a materially negative impact on sales.”

We believe the Trian nominees will act in the best interests of Trian, and that given Trian’s investment time horizon and appetite for risk, its interests may diverge form those of long-term Heinz shareholders. The governance practices of Triarc, to which Trian nominees Nelson Peltz and Peter May are affiliated, reinforce this concern.

•	As Mr. Peltz readily acknowledges, the Trian slate is comprised of business partners, family members and personal friends. In light of these conflicts, we found his dismissive comment regarding the importance of director independence during our forum especially troubling. Specifically, in response to a question regarding the independence of the Trian nominees, both from Heinz and from each other, Mr. Peltz essentially said that he did not believe director conflicts mattered so long as the share price rose strongly.

•	Pension funds and other long-term shareholders have lost billions of dollars in companies in which conflicted boards approved legal, but risky business strategies and accounting practices that sought to boost the share price in the short-term, only to see those gains evaporate after the insiders cashed out their options and shares.

Given their proposed business plan, we have similar concerns that, if elected, the Trian nominees would pursue strategies in the best interests of Trian and not those of Heinz or its long-term shareholders.

•	In addition to the very low corporate governance ratings given to Triarc by Institutional Shareholder Services (21.5) and The Corporate Library (“F”), two other independent proxy voting advisors—Glass Lewis and Proxy Governance—recommended that Triarc shareholders withhold votes from various directors at the company’s 2006 annual meeting due to concerns with director conflicts of interest and excessive executive compensation, respectively.

In contrast, the Heinz nominees have made a compelling case for shareholder support predicated on a detailed, credible business plan that does not alter the company’s risk profile and a commitment to add two independent directors with packaged food industry experience and unimpeachable leadership credentials. They have also adopted additional corporate governance reforms, including a majority vote standard for uncontested director elections; that will better enable shareholders to hold the board accountable going forward. We believe the board expansion efforts proposed by the Heinz board represent the best opportunity to add the kind of independent directors with the marketing and public company leadership and board experience that Heinz sorely needs.

Nelson Peltz and his fellow Trian nominees are asking for your support in order to hold the Heinz board and management accountable for underperformance. In fact, this election is about far more than accountability, it is about the effective functioning of the Heinz board, the strategic direction and risk profile of our company, and the interests of stakeholders including long-term shareholders and employees.

As a shareholder you must, of course, make your own independent evaluation of the pros and cons before voting in this important election. We believe, however, that once you have performed that independent evaluation of the facts, that you will come to the same conclusion that we have. Based on our due diligence, concerns with the Trian nominees and their business plan, and the company’s commitment to add the kind of independent directors who will help create value for all shareholders, we urge you join us in voting for the 12 Heinz nominees on the White Card.

Sincerely,

/s/ William Patterson

William Patterson
Executive Director

This is not a proxy solicitation and no proxy cards will be accepted. Please DO NOT send your proxy card to the CtW Investment Group.

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H.J. Heinz Company
 World Headquarters
 600 Grant Street
Pittsburgh, Pennsylvania 15219

August 3, 2006

THE WHITE CARD IS THE RIGHT CARD

Dear Fellow Shareholder:

The August 16th Annual Meeting of Shareholders is just days away. Your vote to re-elect the Company's strong and independent Board of Directors is crucial. Nelson Peltz and his Cayman Islands-based hedge fund are waging a divisive proxy fight that threatens to disrupt Heinz's accelerating business momentum and weaken corporate governance.

Before you vote, we hope you will consider these comments from Egan-Jones Proxy Services, an independent proxy advisor that rejected the entire Trian slate. In doing so, Egan-Jones said:

  “We have concerns regarding the wisdom of the Peltz/Trian proposed cost- cutting plan, which, as described to date, lacks details and appears drastic and somewhat superficial.''

  “We have concerns about Standard & Poor's recent comment in connection with the lowering of the Company's corporate credit and senior debt ratings, that election of the Peltz/Trian slate "would likely further strain financial policy' at the Company.”

  “We have concerns regarding the degree to which individual members of the Peltz/Trian slate, if elected, would exercise their independent judgment on behalf of all shareholders, as opposed to voting as a bloc – a bloc holding 5.4% of the voting power while comprising over 40% of the Board.”

     Heinz also would like to you to consider these three important questions before voting.

1. Which plan can you trust to create superior value with the least risk?

We believe the answer is clear:

YES	Heinz	NO	Trian

•	On track to achieve 10% EPS growth this year	•	Flawed and unrealistic

•	Launching 100 new products	•	Lacks specific initiatives and new marketing ideas

•	Increased the dividend 20 cents per share (17%)	•	Drastic cost cuts of $575 million that would cripple the Company

•	Expect strong Q1 results: Sales up 6%; EPS up 20%	•	Lacks a timeframe for implementation

•	Aggressive-but-realistic cost cuts of $355 million over the next two years	•	Doesn't consider fuel, commodity or wage inflation

•	Buying back $1 billion of shares over the next two years	•	Ignores implementation costs

		•	Would increase debt, threatening “junk” bond rating for Heinz

2. Which slate of directors is better qualified to ensure the implementation of the plan and hold management accountable?

We believe the answer is clear:

YES	Heinz	NO	Trian

•	Heinz has 11 strong independent directors who will hold management and the Board accountable for executing its plan	•	Its nominees are Mr. Peltz, his son-in-law, his longtime business partner, one of his close friends and one of his former employees

•	Heinz is in discussions with shareholders to add two new independent world-class Directors who will strengthen the Board and further enhance accountability	•	We believe Trian's slate would form a self interested voting bloc to implement its flawed plan

•	The five Heinz Directors targeted by Trian are strong, independent, and highly qualified, with strong consumer products experience and extensive operational, investing and global business experience	•	All of Trian's nominees fail to meet Heinz's high qualifications and standards for independence

3. Which slate of directors will enhance accountability by linking pay to performance?

We believe the answer is clear:

YES	Heinz	NO	Trian

•	Heinz compensation is linked to performance metrics such as Earnings Per Share, Total Shareholder Return, and Return on Invested Capital	•	Triarc, run by Mr. Peltz, Mr. May, and Mr. Garden, LOST a cumulative $51.2 million between 2002 and 2005, while executive compensation INCREASED by a compound annual rate of over 58%

		•	Triarc LOST $55 million in 2005 and their top six executives were PAID over $63 million; Mr. Peltz alone made over $29 million

Don't just take our word for it –– here is what one informed, independent expert is saying about Trian and its slate:

“When the insurgents put up a slate that is so patently ridiculous, they are not really planning to get elected. What they hope to do is make noise and get a response, and they have certainly done that.” (Nell Minow, Founder of the Corporate Library, quoted by Dow Jones wire service, Friday, July 7, 2006).

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We have enclosed with this letter a fact sheet that provides details on why you should vote to re-elect all 12 Heinz Directors and a recent article from the London Evening Standard that sheds more light on Mr. Peltz and Mr. May and their record.

Heinz has the right team, the right plan, the right brands and the right Board to deliver superior value for all shareholders.

If you need assistance or have any questions, please call MacKenzie Partners, Inc., which is assisting Heinz with the proxy solicitation, at 800-322-2885. As always, we welcome your comments.

We urge you to make the right choice.

THE WHITE CARD IS THE RIGHT CARD

Sincerely,

/s/ William R. Johnson	/s/ Thomas J. Usher

William R. Johnson	Thomas J. Usher
Chairman, President and CEO	Presiding Director